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                                                                    Exhibit 5.01


                               October 5, 2000

Board of Directors
Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, New Jersey  07054

Gentlemen:

     We have acted as counsel to Aquis Communications Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 300,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), pursuant to the terms of an option agreement between the Company and Nick T. Catania dated January 4, 2000, as amended to date (the "Option Agreement').

     In connection with such proposed issuance, we have examined the Option Agreement, the Certificate of Incorporation of the Company, as amended and restated, the Bylaws of the Company (as amended and restated), the relevant corporate proceedings of the Company, the Registration Statement on Form S-8 covering the issuance of the Common Stock and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Option Agreement, including payment of the applicable exercise price, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so consenting, we do not admit that we are within the class of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             BUCHANAN INGERSOLL
                                             PROFESSIONAL CORPORATION


                                             By: /s/ Joseph P. Galda